Exhibit 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080 Fax (248) 281-0940 30600 Telegraph Road, Suite 2175 Bingham Farms, MI 48025-4586 www.sucpas.com

August 5, 2014

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 205497561

Re: Perk International Inc.

We have read the statements included in the 8-K dated August 4, 2014 of Perk International Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC